Exhibit 10.1

FIRST AMENDMENT TO

EMPLOYMENT AGREEMENT

This FIRST AMENDMENT TO EMPLOYMENT AGREEMENT (this "Amendment") is entered into as of February 3, 2006, by and between Wynn Las Vegas, LLC (“Employer”) and Andrew Pascal ("Employee"). Capitalized terms that are not defined herein shall have the meanings ascribed to them in the Agreement (as defined below).

RECITALS

WHEREAS, Employer and Employee have entered into that certain Employment Agreement, dated as of August 31, 2005 (the “Agreement”); and

WHEREAS, Employer is willing and Employee desires to modify certain terms and conditions to the Agreement;

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth in this Amendment, the parties hereto agree as follows:

1.	Amendments.

a.           The Employer and Employee hereby agree to amend Section 3 in its entirety to read as follows:

3.           DUTIES OF EMPLOYEE. Employee shall perform the duties of Executive Vice President and Chief Operating Officer commencing on the Effective Date and ending at the close of business on October 4, 2005. Commencing on October 5, 2005, Employee shall perform the duties of President and Chief Operating Officer reporting directly to the Chief Operating Officer of Wynn Resorts, Limited, and shall hold such offices with Employer and perform such other similar duties as may be assigned to Employee by Employer or by the Chief Operating Officer of Wynn Resorts, Limited,, including, but not limited to (a) the efficient and continuous operation of Employer and Employer’s Affiliates, (b) the preparation of relevant budgets and allocation or relevant funds, (c) the selection and delegation of duties and responsibilities of subordinates, (d) the direction, review and oversight of all programs and projects under Employee’s supervision, and (e) such other and further related duties as specifically assigned by Employer to Employee. The foregoing notwithstanding, Employee shall devote such time to Employer’s other Affiliates as may be required by Employer or the Chief Operating Officer of Wynn Resorts, Limited, provided such duties are not inconsistent with Employee’s primary duties to Employer hereunder. Notwithstanding the foregoing, Employer and Employee agree that in the event Employer materially increases the responsibilities and duties of Employee or changes Employee’s title, Employer and Employee will enter into good faith negotiations to amend Employee’s compensation in order to make it commensurate with any such additional responsibilities and duties.”

b.          The Employer and Employee hereby agree to amend Section 5 in its entirety to read as follows:

“5.         TERM. Unless sooner terminated as provided in this Agreement, the term of this Agreement (the “Term”) shall commence as of the Effective Date and terminate on November 7, 2009. Following the Term, unless the parties enter into a new written contract of employment, (a) any continued employment of Employee shall be at-will, (b) any or all of the other terms and conditions of Employee’s employment may be changed by Employer at its discretion, with or without notice, and (c) the employment relationship may be terminated at any time by either party, with or without cause or notice.”

c.           The Employer and Employee hereby agree to amend Section 7(a) in its entirety to read as follows:

“7(a)      Base Salary. Employer hereby covenants and agrees to pay to Employee, and Employee hereby covenants and agrees to accept from Employer, a base salary at the rate of Four Hundred Thousand Dollars ($400,000) per annum from the Effective Date through October 4, 2005 and thereafter at a base salary of Seven Hundred fifty Thousand Dollars ($750,000) per annum payable in such weekly, bi-weekly or semi-monthly installments as shall be convenient to Employer (the “Base Salary”). Employee’s Base Salary shall be exclusive of and in addition to any other benefits which Employer, in its sole discretion, may make available to Employee, including, but not limited to, those benefits described in Subparagraphs 7(b) through (f) of this Agreement. Employee’s Base Salary shall be subject to merit review periodically, and may be increased but not decreased as a result of any such review.

2.          Other Provisions of Agreement. The parties acknowledge that the Agreement is being modified only as stated herein, and agree that nothing else in the Agreement shall be affected by this Amendment.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed as of the date first written above.

WYNN LAS VEGAS, LLC		EMPLOYEE

By:	/s/ David Sisk	/s/ Andrew Pascal
David Sisk Chief Financial Officer		Andrew Pascal